Exhibit 99.(i)(7)

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE  19899-1347

(302) 658-9200

(302) 658-3989 FAX

September 2, 2020

Victory Portfolios II

4900 Tiedeman Road

Brooklyn, Ohio 44144

Re:          Victory Portfolios II (VictoryShares Nasdaq Next 50 ETF)

Ladies and Gentlemen:

We have acted as special Delaware counsel to Victory Portfolios II, a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the formation of the Trust and the issuance of Shares of VictoryShares Nasdaq Next 50 ETF, a Series of the Trust (the “Fund”).  Capitalized terms used herein and not otherwise herein defined are used as defined in the Second Amended and Restated Agreement and Declaration of Trust of the Trust dated as of February 26, 2019 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us:  the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on April 11, 2012 (under the name Compass EMP Funds Trust), as amended by the Certificate of Amendment thereto as filed in the State Office on October 22, 2015 (reflecting a change in its name to Victory Portfolios II) and the Certificate of Amendment thereto as filed in the State Office on February 19, 2016 (as so amended, the “Certificate”); the Agreement and Declaration of Trust of the Trust dated as of April 12, 2012, as amended on February 21, 2013 (as so amended, the “Initial Governing Instrument”); the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of August 19, 2015, as amended by the Amendment thereto dated as of October 21, 2015 (as so amended, the “A/R Governing Instrument”); the Governing Instrument; the Bylaws of the Trust, amended and restated as of May 1, 2015; certain resolutions of the Trustees of the Trust including resolutions dated August 19, 2015 and May 12, 2020 relating to the change in the name of the Trust from Compass EMP Funds Trust to Victory Portfolios II and the establishment of the Fund (collectively, the “Resolutions” and, together with the Governing Instrument and Bylaws of the Trust, the “Governing Documents”); the Registration Statement on Form N-1A of the Trust as filed with the Securities and Exchange Commission (the “Commission”) on May 4, 2012; and a certification of good standing of the Trust obtained as of a recent date from the State Office.  In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents.  We have further assumed for purposes of this opinion:  (i) the due adoption, authorization, execution and delivery, as applicable, by or on behalf of each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including the Resolutions), and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of Shares; (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that no event has occurred that would cause a termination or dissolution of the Trust under Sections 2 or 4 of Article IX of the Initial Governing Instrument, the A/R Governing Instrument or the Governing Instrument, as applicable; (v) that no event has occurred that would cause a termination or dissolution of the Fund under Section 6 of Article III or Sections 2 or 4 of Article IX of the Initial Governing Instrument, the A/R Governing Instrument or the Governing Instrument, as applicable; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Initial Governing Instrument, the A/R Governing Instrument or the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; (vii) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; and (viii) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified, except as herein referenced.  No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws.  Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares.  As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.             The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.  The Fund is a validly existing Series of the Trust.

2.             Shares of the Fund, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and all applicable resolutions of the Trustees, will be validly issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

With respect to our opinion in paragraph 2 above, we note that under Section 6 of Article IV of the Governing Instrument, the Board of Trustees has the power to cause each Shareholder of the Trust, or each Shareholder of any particular Series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, dividend disbursing, shareholder servicing or similar agent, an amount fixed from time to time by the Board of Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to a post-effective amendment to the Trust’s Registration Statement on Form N-1A.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.  This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.  This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ David A. Harris

David A. Harris